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                                                                   EXHIBIT 10.62


                                                                   March 1, 2001
Mr. Michael M. Saunders
39 S. Ridge Road
Pomona, NY  10970

Dear Michael:

     I am pleased to offer you the position of Vice President, Chief Information Officer, for Russ Berrie and Company, Inc. effective March 26, 2001.

     Your employment with the Company will include the following:

     1. COMPENSATION. Your base salary will be at an annual rate of $210,000. You will be eligible for the Vice President/Management Incentive Program ("VP/MIP") bonus program for the year 2001 (generally paid in February of the following year). For the year 2001, the VP/MIP bonus is equal to 20% of your base salary. The bonus program is predicated on meeting the Company's minimum operating profit for the year 2001.

     2. GROUP HEALTH AND DISABILITY. After 90 days of continuous employment, you will be eligible to participate in:

          a.   Our contributory Group Health Plan.

          b. Our non-contributory Life Insurance Plan in the amount one times your base salary.

          c.   Our non-contributory Long Term Disability.

     3. DENTAL. After twelve months of employment, you will be eligible to participate in our contributory Dental Insurance Plan.

     4. STOCK OPTIONS. Stock options are granted to eligible employees at the beginning of each calendar year. You will be eligible to participate in the Company's Stock Option Plan based on its current provisions. You will receive stock options equal to 40% of your base salary. Under the provisions of the stock option plan, you must have 18 months of service prior to the first grant. However, this can be waived and, in your case, would be. Therefore, you will receive your first grant at the beginning of 2002.

     5. 401(k) PLAN. After six months of employment, you will be eligible to participate in the Company's 401(k) plan based on its current provisions. The Company's contribution to your 401(k) account fully vests over a period of four years of employment.




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     6.   VACATION. In the year 2001 and thereafter, you will be eligible for three weeks vacation.

     7. HOLIDAY/SICK. You will be eligible for paid holidays and sick time in accordance with Company policy.


     8. COMPANY CAR. You will receive an allowance of up to $28,000 to purchase an automobile in the Company's name. This allowance is paid every three years toward an automobile. Certain expenses, such as gasoline, repairs and insurance, will be provided by the Company.

     7. SEVERANCE. In the event that you are terminated from the Company for reason other than cause or other than your own voluntary resignation, you will receive 6 months' severance pay at the rate that you are being paid on your termination date. This severance will be paid to you over a 6 month period on the Company's normal pay schedule. During this period, you will also be entitled to remain on the Company's heath and dental insurance plan (making the same payroll contribution as when you were an active employee). If you obtain gainful employment during this 6 month severance period (with employment being defined as full-time salaried work), your severance payments will be terminated, effective the date that you start your new employment.

     The Company reserves the right to change or modify these programs. In addition, employment with the Company is considered "at-will" and does not represent a specific guarantee.

     Michael, I want to welcome you to Russ Berrie and Company, Inc. and wish you much success in your new position.

                                Very truly yours,

                                /s/ Eva J. Goldenberg
                                Eva J. Goldenberg
                                Vice President - Human Resources

cc:  R. Berrie
     B. Sottile
     D. Fisher

ACCEPTED AND AGREED:
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/s/ Michael M. Saunders
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(Michael M. Saunders)

March 08, 2001


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